Exhibit 10-26

TERM SHEET

between

Duke Energy and ConocoPhillips

regarding the

Restructuring of Duke Energy Field Services (DEFS)

Definitions

In this Term Sheet:

“Board” means the board of directors of DEFS.

“COP” means ConocoPhillips, a Delaware corporation.

“DEFS” means Duke Energy Field Services, a Delaware limited liability company, as it may be restructured as a result of the transactions and actions contemplated in this term sheet.

“DEFS LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Duke Energy Field Services, LLC, dated March 31, 2000, between Phillips Gas Company and Duke Energy Field Services Corporation, as amended.

“Duke” means Duke Energy Corporation, a Delaware corporation.

“Parents” and “parties” means COP and Duke.

“Settlement Agreement” means the Stipulation of Settlement and Agreement, between El Paso Natural Gas Company, Conoco Inc. and Tenneco Inc. dated May 9, 1984, as amended April 5, 1985.

“TEPPCO” means Texas Eastern Pipeline, LLC, the GP of TEPPCO Partners LP.

Summary of Restructuring

Duke and COP wish to restructure their jointly-owned subsidiary DEFS through a series of related transactions. In the definitive agreements that are currently being negotiated, the parties will agree to the specific structuring and sequencing of these related transactions (and the flow of cash distributions from DEFS to the parties) according to the principles set forth in this Term Sheet.

In principle, the parties agree to complete the following DEFS-restructuring transactions:

(a) DEFS will sell TEPPCO to a third party for a total purchase price of $1.1 billion.

The proceeds from the sale of TEPPCO will be credited to the Parents according to their current ownership in DEFS (69.7% Duke, 30.3%

COP). Immediately after receipt thereof DEFS will make a bonafide loan to Duke in an amount equal to 69.70% of the TEPPCO sales proceeds and a bonafide loan to COP equal to 30.3% of the TEPPCO sales proceeds, each such loan to be repaid upon the earlier to occur of (x) the day before the closing under the definitive agreements and (y) the third anniversary of the date of this term sheet.

(b) Duke and COP will become 50/50 partners in DEFS (ex-TEPPCO), and in return Duke will receive a total of $1.127 billion in the form of cash and as a result of the transactions described in (d), (e) and (f) below. This will result in both Parents owning 50% of DEFS (ex-TEPPCO). The value of each business referenced in (e), (f) and (g) below has been based on such business (including working capital) being operated in the ordinary course, not having (x) any liabilities that are not incurred in the course of operating the business or (y) any known and material liabilities that are not of the type or in the amount customarily encountered in similar midstream businesses, and being transferred with no indebtedness.

Upon the closing of the sale of TEPPCO, the transfers necessary to result in the 50/50 ownership interests in DEFS (and the governance adjustments referred to in (c) below) are unconditional (subject to a reasonable period to obtain applicable governmental approvals), meaning that COP must become a 50% owner in DEFS in return for Duke receiving substantially contemporaneously therewith a total of $1.127 billion through the transactions described in (d), (e) and (f) below.

(c) Effective with COP attaining a 50% ownership interest in DEFS, the Parents agree to amend the DEFS LLC Agreement to reflect new 50/50 governance provisions generally outlined in the “DEFS Governance” section below.

(d) Duke will sell to COP an ownership interest in DEFS for $445 million in cash paid by COP to Duke. Immediately thereafter (and not subject to any further conditions) DEFS will distribute 100% of the TEPPCO sales proceeds to Duke (and $333 million will be applied towards the $1.127 billion by virtue of such distribution) and the transactions described in (e), (f) and (g) below shall be consummated.

(e) DEFS will distribute its Canadian business, valued at $300 million, to Duke.

The value of the DEFS Canadian business shall be credited to the Parents according to their new 50/50 ownership in DEFS, and would result in $150 million being applied towards the $1.127 billion referenced above.

(f) COP will contribute its New Mexico gas gathering, processing and NGL marketing business to DEFS, consisting of:

•      COP’s 50% interest in the COP-operated San Juan Gas Plant near Farmington, NM, and associated contracts;

•      COP’s 100% interest in the Bisti Pipeline (which runs from the San Juan Gas Plant to COP’s Wingate facility) and associated contracts;

•      COP’s 100% interest in the Wingate fractionation, storage, transportation and marketing facilities near Gallup, NM, and associated contracts; and

•      COP employees that operate and maintain the business.

The parties agree that COP’s New Mexico gas gathering, processing and NGL marketing business is an integrated and commercially-linked business. COP will approach BP to obtain the necessary consents. If within 60 days following the date of the definitive agreements COP is unable to transfer to DEFS any of the components of this integrated business (including the transfer to DEFS of the operatorship of the San Juan plant) for any reason, including failure or inability to obtain or comply with regulatory or partner approvals, consents or other transfer restrictions, the parties will meet to discuss options. If within five days following the expiration of such 60-day period the parties cannot agree on a mutually acceptable option, the entire business will be removed from the contemplated transaction and retained by COP. In that event, COP would contribute other assets or consideration to DEFS acceptable to Duke (it being agreed that cash is acceptable to Duke) and equal to the value of the New Mexico gas gathering, processing and NGL marketing business (which is agreed to be $398 million). Upon the consummation of the contribution described herein, $199 million would be applied towards the $1.127 billion referenced above.

Duke will be allocated additional tax depreciation with respect to the San Juan Gas Plant of $76.5 MM over a 7 year period. This special allocation of additional depreciation does not apply in the event the San Juan Gas Plant is dropped from the deal.

The parties also recognize and agree that the Settlement Agreement and other significant ancillary agreements governing the current operation and commerciality of the San Juan gas plant expire in late 2006 and that DEFS bears the risks of putting new commercial and operating agreements in place post-2006; provided, as previously discussed, COP and DEFS will enter into a gas processing agreement covering a portion of COP’s equity gas production in the San Juan gas plant after expiration of the Settlement Agreement.

(g) COP will sell its interest in the Empress System gas processing and NGL marketing business in Canada to Duke for $233 million in cash.

(h) As soon as reasonably practicable following the closing of the transactions contemplated by this term sheet, DEFS will form and will have a wholly-owned subsidiary become GP of a new, publicly traded MLP and DEFS will transfer assets to the MLP from time to time as directed by the Board up to an aggregate amount of assets with EBITDA of $75 million for the twelve months immediately prior to their contribution. The initial Chairman and the initial CEO of the GP of the MLP shall be selected by the Duke Board members on the DEFS Board, with the persons subsequently holding the positions of Chairman and CEO to be selected by the DEFS Board (in accordance with “Decision Making” under DEFS Governance below).

The formation of this new MLP is a one-time decision predicated on the completion of the transactions outlined in this term sheet. The formation of additional MLPs in the future will be at the discretion of the Board.

(i) From the date hereof until the closing, DEFS will continue to manage its business in the ordinary course consistent with past practice to generate cash flows from operations and to maintain normal levels of working capital. At the closing, DEFS will distribute cash on hand (excluding any proceeds from the transactions described herein) in excess of $280 million less any third party debt principal payments made between January 1, 2005 and the closing, in the ratio of 69.7% to Duke and 30.3% to COP.

DEFS Governance

The Parents agree to amend the DEFS LLC Agreement to reflect the following 50/50 governance principles:

Board of Directors: Five member board, consisting of 2 voting members from each Parent, and a single non-voting President and CEO.

Decision Making: All decisions requiring Board approval will be made by simple majority vote of the Board, but must include at least one vote from both a COP and Duke Board member. In the event the Board cannot reach a majority decision, the decision will be appealed to the CEOs of both Parents.

Selection of President and CEO: The top executive officer of DEFS (President and CEO) will be selected by the Board.

Selection of Other Officers of DEFS: Officers other than the President and CEO of DEFS will be selected by the Board.

Transfer Restrictions: Transfers of less than a party’s entire interest in DEFS are prohibited. If a party desires to transfer its entire interest in DEFS to any person other than a wholly-owned subsidiary of such party, the terms of Section 4:1 of the form of Shareholders Agreement attached to the Parent Company Agreement dated March 31, 2000 between COP and Duke shall apply thereto (and are hereby incorporated by reference), and references in such Section 4.1 to “Member” shall refer to COP or Duke, as applicable, and to “Company Interest” shall refer to the interest in DEFS owned by COP or Duke, as applicable.

Definitive Agreements	The parties agree that this term sheet is a binding agreement to complete the transactions described in this term sheet and to negotiate, in good faith and on an exclusive basis, definitive agreements necessary to effectuate the transactions and actions described herein as promptly as practicable and to complete the transactions and actions described herein pursuant to such definitive agreements. The parties agree to use their reasonable best efforts to complete negotiation of these definitive agreements within 30 days after the date hereof. The parties agree to negotiate all definitive terms and conditions in good faith, including mutual representations, warranties, covenants and indemnities based upon the existing agreements (including the previous contribution agreement) to the maximum extent reasonably applicable and consistent with the nature of this overall transaction, the existing and future relationship of the parties as joint owners of DEFS, the nature and historical ownership of the businesses being transferred, the limited nature and level of due diligence provided to each party, and other normal and reasonable provisions of a transaction of this nature. Except as required by law or stock exchange rules or regulations, the parties agree to cooperate with each other reasonably with respect to press releases regarding the transactions contemplated herein. The parties also agree that the existing Confidentiality Agreement dated February 2, 2005 shall terminate as to the Confidential Facts (as such term is defined therein).

Agreed and accepted this 23rd day of February, 2005.

/s/ Jim W. Mogg	/s/ John E. Lowe
Jim W. Mogg Group Vice President, Chief Development Officer Duke Energy Corporation	John E. Lowe Executive Vice President – Planning, Strategy & Corporate Affairs ConocoPhillips